Ex. 99.9

BioLargo Reduces Liabilities by $623,554 and Advances its Water Treatment Technology

SANTA ANA, CA – BioLargo, Inc. (OTCQB: BLGO) today announced that it had reduced its accounts payable by $623,554 through the issuance of common stock, and options to purchase common stock, to its vendors, consultants, directors and officers. BioLargo’s president, Dennis Calvert, stated “This demonstrates confidence and commitment to our long term future and high expectations about our future commercial success and value creation.”

Mr. Calvert also reported, “Since forming our wholly owned subsidiary BioLargo Water, Inc. a few months ago, we have received comprehensive data that validates our core technical claims surrounding our Biolargo AOS Filter.  The results are expected to publish in science journals and the data confirms that our technology achieves in minutes what competing technologies take more than five hours to accomplish. We know that speed equates to cost savings and that our very low power requirements distinguishes us from competitors. As a result of these exciting developments, we are refining our business targets, advancing our designs towards commercial readiness and initiating discussions with strategic alliance and investment partners. In addition, we look forward to sharing more information soon about our business advancements in both our consumer and medical products areas.”

About BioLargo, Inc.

We make life better by delivering technology-based products that help solve some of the world’s most important problems that threaten our water, food, agriculture, healthcare and energy. Our website is www.BioLargo.com. Our subsidiary Odor-No-More Inc., features award-winning products serving the pet, equine, and consumer markets, including the Nature’s Best Solution® and Deodorall® brands. (www.OdorNoMore.com). Our subsidiary Clyra Medical Technologies, Inc. (www.ClyraMedical.com), focuses on advanced wound care management and is preparing to make FDA 510(k) applications in early 2014. Our subsidiary BioLargo Water, Inc. (www.BioLargoWater.com), showcases our “advanced oxidation systems,” including its AOS filter, a product in development specifically designed to eliminate common, troublesome, and dangerous (toxic) contaminates in water in a fraction of the time of current technologies. BioLargo also owns a 50% interest in the Isan System, which was honored with a “Top 50 Water Company for the 21st Century” award by the Artemis Project.

Safe Harbor Statement

The statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, the risks and uncertainties included in BioLargo's current and future filings with the Securities and Exchange Commission, including those set forth in BioLargo’s Annual Report on Form 10-K for the year ended December 31, 2012.

Contact Information:

Dennis P. Calvert
President
949-643-9540